Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated November 22, 2021, relating to the financial statements of Igniting Consumer Growth Acquisition Company Limited as of August 31, 2021 and for the period from July 21, 2021 (inception) through August 31, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the above noted Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

November 22, 2021